QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

[SEROLOGICALS CORPORATION LOGO]

NEWS

FOR IMMEDIATE RELEASE

Contact:	Bud Ingalls VP-Finance & Chief Financial Officer (678) 728-2115

Serologicals Issues Correction For Computational Error

Atlanta, GA, May 5, 2005—Serologicals Corporation (Nasdaq: SERO) today reported the correction of a computational error in its diluted GAAP earnings per share for the first quarter ended April 3, 2005. Fully diluted earnings per share should have been reported at $0.05 per share compared to the $0.07 that was reported in its press release dated April 27, 2005. The error was the result of mistakenly including the antidilutive effect of its convertible debentures in calculating fully diluted earnings per share.

There were no other changes to its GAAP results, including revenue and net income, or to its pro forma results as presented in its earlier release.

Serologicals Corporation (NASDAQ: SERO), headquartered in Atlanta, GA., is a global leader in developing and commercializing consumable biological products, enabling technologies and services in support of biological research, drug discovery, and the bioprocessing of life-enhancing products. Our customers include researchers at major life science companies and leading research institutions involved in key disciplines, such as neurology, oncology, hematology, immunology, cardiology, proteomics, infectious diseases, cell signaling and stem cell research. In addition, Serologicals is the world's leading provider of monoclonal antibodies for the blood typing industry.

Serologicals employs a total of more than 1,000 people worldwide in three Serologicals' companies: Chemicon International, headquartered in Temecula, California, Upstate Group, LLC, headquartered in Charlottesville, Virginia and Celliance Corporation, headquartered in Atlanta Georgia.

QuickLinks

Serologicals Issues Correction For Computational Error